UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2021

Translate Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38550	61-1807780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 Hartwell Avenue Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 945-7361

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	TBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c) On April 19, 2021, the Board of Directors (the “Board”) of Translate Bio, Inc. (the “Company”) appointed Brendan Smith to serve as the Company’s Chief Financial Officer and Corporate Strategy and principal financial officer, effective as of Mr. Smith’s first date of employment with the Company, which commenced on April 19, 2021. Effective as of the commencement of employment of Mr. Smith, Ronald C. Renaud, Jr., the Company’s current Chief Executive Officer, principal executive officer and principal financial officer, will no longer serve as the Company’s principal financial officer. Mr. Renaud will continue to serve as the Company’s Chief Executive Officer and principal executive officer and as a member of the Board.

Mr. Smith, age 45, previously held various roles at Boston Consulting Group, or BCG, a management consulting firm, serving most recently as a partner and associate director from July 2018 to March 2021, and as principal healthcare expert from September 2016 to June 2018. At BCG, Mr. Smith led integrated biopharmaceutical client engagements that included planning and executing on research and development strategy, operations, business development and deal diligence. Mr. Smith served as vice president, head of business operations for worldwide research and development at Pfizer Inc., or Pfizer, a pharmaceutical company, from September 2014 to September 2016 and as executive director, head of business strategy and operations at Pfizer from November 2012 to September 2014, where he led financial and headcount planning across discovery and development operations. Mr. Smith received a B.S. in biochemistry from Worcester Polytechnic Institute and an M.B.A. from Harvard Business School.

Pursuant to the employment agreement between Mr. Smith and the Company (the “Smith Employment Agreement”), Mr. Smith will be entitled to receive the following compensation: (i) a base salary of $405,000, (ii) an annual cash discretionary bonus of up to 45% of his base salary and (iii) an initial option grant to purchase 201,800 shares of the Company’s common stock vesting over four years, with 25% of the shares vesting on the first anniversary of his employment start date and the remainder vesting in equal monthly installments, subject in each case to his continued service.

Under the Smith Employment Agreement, Mr. Smith is entitled, subject to his execution and non-revocation of a release of claims in the Company’s favor, in the event of the termination of his employment by the Company without cause or by him for good reason, each as defined in the Smith Employment Agreement, to (i) continue receiving his then-current annual base salary for a period of nine months following the date his employment is terminated and (ii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of nine months following the date that his employment is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer.

In the event that Mr. Smith’s employment is terminated by the Company without cause or by Mr. Smith for good reason, each as defined in the Smith Employment Agreement, within 12 months following a change of control, Mr. Smith will be entitled under the Smith Employment Agreement to (i) continue receiving his then-current annual base salary for a period of 12 months following the date his employment is terminated, (ii) receive payment of his target annual bonus for the year in which termination of employment occurred, (iii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of 12 months following the date his employment is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer and (iv) the automatic vesting of 100% of any unvested stock options and other equity awards then held by him on the date his employment is terminated.

There is no arrangement or understanding between Mr. Smith and any other person pursuant to which Mr. Smith was selected as an officer. Mr. Smith has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Mr. Smith and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSLATE BIO, INC.

Date: April 20, 2021	By:	/s/ Paul Burgess
Paul Burgess
Chief Operating Officer, Chief Legal Officer and Secretary